Exhibit 10.4

DEFERRED BONUS PLAN FOR

EXECUTIVES OF BRYN MAWR BANK CORPORATION

(As Amended and Restated Effective January 1, 2008)

This is the DEFERRED BONUS PLAN FOR EXECUTIVES OF BRYN MAWR BANK CORPORATION (the “Plan”), as amended and restated effective January 1, 2008.

ARTICLE I

DEFINITIONS

The following words and phrases as used herein have the following meanings unless a different meaning is plainly required by the context:

1.1 “Administrator” means the person or committee, appointed by the Board of Directors, that shall be responsible for administering the Plan.

1.2 “Affiliate” means a corporation of which the Corporation controls, directly or indirectly, more than 50 percent of the total combined voting power of all classes of stock.

1.3 “Beneficiary” means the person, persons or trust designated by a Participant as direct or contingent beneficiary in the manner prescribed by the Administrator. The Beneficiary of a Participant who has not effectively designated a Beneficiary shall be the Participant’s estate.

1.4 “Board of Directors” means the Board of Directors of the Corporation.

1.5 “Bonus” means an amount payable to an Executive that is not part of the Executive’s base salary and that is payable at the discretion of a Participating Employer’s Board of Directors or in accordance with a Participating Employer’s bonus program.

1.6 “Bonus Deferral” means the amount of a Bonus that a Participant elects to defer in accordance with the terms of the Plan.

1.7 “Code” means, collectively, the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

1.8 “Corporation” means Bryn Mawr Bank Corporation.

1.9 “Deferred Bonus Account” or “Account” means the separate account established for each Participant as described in Section 4.1.

1.10 “Effective Date” means January 1, 1989. The effective date of this amendment and restatement of the Plan is January 1, 2008.

1.11 “Executive” means an employee of a Participating Employer who is a member of a select group of management or highly compensated employees and who is eligible to make a deferral election under the Plan. An employee will be eligible to make a deferral election under the Plan for a Plan Year if his compensation for the prior Plan Year was at least $100,000. For purposes of this section, compensation for the prior Plan Year shall mean the employee’s compensation reported on Form W-2, including the bonus which was payable to the employee in such prior Plan Year, regardless of whether all or some portion of the bonus was not reported on Form W-2 as a result of being deferred under the Plan. Additionally, the Administrator may designate a newly hired employee of a Participating Employer as an Executive eligible to make a deferral election during the Plan Year in which he is hired and the following Plan Year, if such employee’s annualized compensation from the Participating Employer at the time of hire is expected to equal or exceed $100,000.

1.12 “Hardship” means an unforeseeable emergency that creates a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, his or spouse, his or her dependent, or his or her Beneficiary, (b) the loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to the home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, and in the case of either (a), (b) or (c), meets such other requirements as are set forth in Section 409A of the Code.

1.13 “Participant” means an Executive or former Executive who elects to participate in the Plan in accordance with the terms and conditions of the Plan or who has an account in the Plan that has not been fully distributed.

1.14 “Participating Employer” means the Corporation and each Affiliate that has elected to participate in the Plan.

1.15 “Performance-Based Compensation” means “performance-based compensation” as described in Exhibit A hereto.

1.16 “Plan Year” means the calendar year.

1.17 “Separation from Service” means, with respect to a Participant, his or her “separation from service,” within the meaning of Section 409A of the Code, from the Participating Employer of the Participant. To the extent required by the definition of “separation from service” under Section 409A of the Code, “Separation from Service” shall mean a Participant’s separation from service (as so defined) from both the Company and all Affiliates.

1.18 “Specified Employee” means an individual who is a “specified employee” with respect to his or her Participating Employer within the meaning of Section 409A of the Code.

1.19 “Valuation Date” means the close of business on the last business day of each calendar quarter, or such other valuation date or dates established by the Administrator.

ARTICLE II

PARTICIPATION

2.1 Eligibility. Each Executive awarded a Bonus is eligible to elect to participate in the Plan.

2.2 Participation in the Plan.

2.2.1 An Executive who desires to participate in the Plan, shall furnish to the Administrator such information (including a beneficiary designation) as the Administrator may reasonably request for the proper administration of the Plan.

2.2.2 An Executive who has satisfied Section 2.2.1 above, may elect under Section 3.1 to defer receipt of all or a specified portion of the Bonus that would otherwise be payable to such Executive for any Plan Year.

ARTICLE III

DEFERRAL OF BONUSES

3.1 Election to Defer. An Executive who elects to participate in the Plan for any Plan Year shall deliver a properly executed election form to the Administrator, which form shall specify:

3.1.1 The amount or percentage of the Executive’s Bonus to be deferred;

3.1.2 The period of time (as provided for in Section 3.3) for which the Executive’s Bonus shall be deferred; and

3.1.3 The investment options (as provided for in Section 4.2) in which an Executive’s Bonus Deferral shall be deemed invested for purposes of determining income, gains and losses thereon.

3.2 Date of Filing Election. An election to defer a Bonus shall be filed by the Participant with the Administrator by March 31 of the Plan Year during which such bonus will be earned; provided, however, if the Bonus for the year 2008 or any subsequent Plan Year does not qualify as Performance-Based Compensation, such election shall be filed no later than the end of the preceding Plan Year. Notwithstanding the foregoing, in the case of an Executive who is hired after the commencement of a Plan Year, an election to defer a Bonus earned in such Plan Year that qualifies as Performance-Based Compensation shall be filed by the later of June 30 of such Plan Year or the 30th day following the Executive’s date of hire; and in the case of a Bonus that does not qualify as Performance-Based Compensation, any such election shall be filed by the 30th day following the Executive’s date of hire. In the case of an election described in the preceding sentence with respect to Performance-Based Compensation which is filed after June 30 of the Plan Year, or an election not with respect to Performance-Based Compensation, such election shall apply only to the portion of such Bonus attributable to the period of time following the date of the election.

3.3 Period of Deferral and Form of Payment. A Participant electing to defer all or any portion of a Bonus shall specify the applicable deferral period in his or her election pursuant to Section 3.1 above. Subject to Section 5.1 below, a Participant may elect to have payment of all or any portion of a Bonus deferred until:

3.3.1 January of the year following the year in which such Bonus would otherwise have been payable;

3.3.2 His or her Separation from Service; or

3.3.3 The Participant’s 65th birthday, if the Participant Separates from Service prior to age 65 but on or after his or her early retirement date under his or her Participating Employer’s tax-qualified defined benefit pension plan; otherwise, upon the Participant’s Separation from Service.

The amount of a Bonus that is deferred under Section 3.3.1 until January of the year following the year in which such Bonus would have otherwise been payable shall be paid in the form of a lump sum without interest or other appreciation added thereto. Payment of the portion of the Deferred Bonus Account attributable to all Bonuses deferred under Section 3.3.2 or Section 3.3.3 shall commence at the time specified in the first election in which a deferral under either such Section is specified.

In no event shall payment of the Deferred Bonus Account of a Participant who is a Specified Employee on the date of his Separation from Service, on account of Separation from Service, commence before the date that is six months after the date of such Separation from Service.

The Participant’s first election pursuant to Section 3.1 above that specifies a deferral of payment under Section 3.3.2 or Section 3.3.3 shall further specify the form of distribution of his or her Deferred Bonus Account attributable to all Bonuses deferred under such Sections. The Participant’s choice of forms of distribution shall be limited to annual installments payable for five (5) years, annual installments payable for ten (10) years, or a single lump sum. If the Participant elects the method set forth in Section 5.2.2 or 5.2.3, each annual installment shall be equal to the amount determined by dividing the balance of the Deferred Bonus Account as of the Valuation Date immediately preceding the payment of that installment by the number of installment payments remaining (including that installment).

If a deferral period is not timely specified by a Participant pursuant to this Section 3.3, the Participant shall be deemed to have elected option 3.3.2 above. If a form of distribution is not timely specified by a Participant pursuant to this Section 3.3, the Participant shall be deemed to have elected a single lump sum distribution.

ARTICLE IV

INVESTMENT ALTERNATIVES FOR BONUS DEFERRALS

4.1 Deferred Bonus Account. A Participating Employer shall establish a Deferred Bonus Account for each Participant it employs when the Participant first makes a Bonus Deferral election under Section 3.3.2 or Section 3.3.3. Bonus Deferrals made under Section 3.3.2 or Section 3.3.3 shall be allocated to such Account on the date such Bonus Deferrals would otherwise have been paid to the Participant.

4.2 Investment Options. All Bonus Deferrals allocated under Section 4.1 shall be deemed invested in the available investment options in accordance with the elections made by the Participant. A Participant may designate a single investment option or may allocate his Bonus Deferral among any of the available options. The available investment options shall be as designated by the Corporation from time to time, which may include common stock of the Corporation.

4.3 Investment Discretion. A Participant may modify his investment directions with respect to Bonus Deferrals allocated to his Account under the Plan in accordance with the rules and procedures established by the Administrator.

4.4 Balances of Deferred Bonus Accounts. The balance of each Participant’s Deferred Bonus Account shall include all Bonus Deferrals made by the Participant, adjusted for income, and realized and unrealized gains and losses on their investment under Section 4.2, less any amounts previously distributed to the Participant. In addition, each Participant’s Deferred Bonus Account shall be reduced by the portion of any reasonable Plan administration or maintenance expenses allocated thereto by the Administrator. The amount of such expenses allocated to each Deferred Bonus Account shall be determined by multiplying the amount of such expenses by a fraction, the numerator of which shall be the balance of such Deferred Bonus Account as of the Valuation Date immediately preceding such allocation, and the denominator of which shall be the aggregate balance of all Deferred Bonus Accounts as of such Valuation Date. The balance of each Participant’s Account shall be determined as of each Valuation Date that an Account balance is maintained for the Participant.

4.5 Statement of Account. A quarterly statement shall be sent to each Participant as to the balance of his Deferred Bonus Account.

ARTICLE V

PAYMENT OF BONUS DEFERRALS

5.1 In General. Payment of a Participant’s Deferred Bonus Account shall commence at such time and be paid in such form as the Participant had specified (or deemed specified) pursuant to Section 3.3 above. Notwithstanding the preceding sentence, an Executive who was a Participant during the 2008 Plan Year shall make an irrevocable election at any time during the 2008 Plan Year to have all amounts allocated to his Deferred Bonus Account, both at the time of the election and thereafter, paid to him either at the time specified in Section 3.3.2 or 3.3.3 above, in one of the forms specified in Section 3.3, subject to the six-month deferral in the case of a Specified Employee as described in Section 3.3. In the absence of an election by a Participant pursuant to the preceding sentence, such Participant shall be deemed to have elected to have his Deferred Bonus Account paid to him in a single lump sum upon his Separation from Service, subject to the six-month deferral in the case of a Specified Employee as described in Section 3.3. The irrevocable election described in this Section 5.1 shall be ineffective to the extent that it would have the effect of accelerating a payment into the 2008 Plan Year which otherwise would not be made until the 2009 Plan Year or later, or the effect of deferring a payment to the 2009 Plan Year or later which otherwise would have been made during the 2008 Plan Year.

5.2 Death. Upon the death of a Participant, either prior to or following the commencment of payment of his or her Deferred Bonus Account, the balance of the Account shall be paid to the Beneficiary in a single lump sum as soon as practicable thereafter.

5.3 In-Service Hardship Distributions. A Participant may request that all or a portion of his Account be distributed at any time prior to the time payment otherwise would commence pursuant to Section 5.1 above, provided that the Participant has incurred a Hardship, and that the distribution is only in an amount reasonably needed to alleviate such Hardship (including a reasonable amount to enable the Participant to pay taxes on the distribution). In determining whether the Hardship distribution request should be approved, the Administrator shall be entitled to rely on the Participant’s representation that the Hardship cannot be alleviated:

5.3.1. through reimbursement or compensation by insurance or otherwise;

5.3.2. by reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself cause severe financial hardship; or

5.3.3. by cessation of Bonus Deferrals under the Plan and all other compensation deferral plans maintained by the Corporation.

Distributions to alleviate a Hardship shall be made in a lump sum as soon as administratively feasible after the Administrator has reviewed and approved the request.

ARTICLE VI

GENERAL PROVISIONS

6.1 Participant’s Rights Unsecured. The right of any Participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Participating Employer by whom the Participant was last employed preceding the time that payments are scheduled to begin. To the extent that a Participating Employer makes payment of bonus deferrals to any trust or to any other fund or arrangement to provide for such payments, the trust, fund or other arrangement shall remain part of such Participating Employer’s general assets and no person claiming payments under the Plan shall have any right, title or interest in or to any trust, fund or other arrangement.

6.2 Claims Procedures.

6.2.1 A Participant or, in the event of the Participant’s death, the Beneficiary, may file a written claim for payment hereunder with the Administrator. In the event of a denial of any payment due to or requested by the Participant or Beneficiary (the “claimant”), the Administrator will give the claimant written notification containing specific reasons for the denial. The written notification will contain specific reference to the pertinent provisions of the SERP on which the denial of the claim is based.

In addition, it will contain a description of any other material or information necessary for the claimant to perfect a claim, and an explanation of why such material or information is necessary. The notification will provide further appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable thereto, and (if applicable) a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended. This written notification will be given to a claimant within ninety (90) days after receipt of the claim by the Administrator unless special circumstances require an extension of time for processing the claim, in which case the Administrator shall provide written notice of the extension to the claimant and the reasons therefore, and the date by which the Administrator expects to make its determination with respect to the claim. In no event shall such extension exceed 90 days.

6.2.2 In the event of a denial of a claim for benefits, the claimant or a duly authorized representative will be permitted to submit issues and comments in writing to the Administrator and to submit documents, records and other information relating to the claim for benefits. The claimant or a duly authorized representative shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. In addition, the claimant or a duly authorized representative may make a written request for a full and fair review of the claim and its denial by the Administrator that takes into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefits determination; provided, however, that such written request is received by the Administrator (or its delegate) within sixty (60) days after receipt by the claimant of written notification of the denial. The sixty (60) day requirement may be waived by the Administrator in appropriate cases.

6.2.3 A decision on review of a claim for benefits will be rendered by the Administrator within sixty (60) days after the receipt of the request. Under special circumstances, an extension (up to an additional 60 days) can be granted for processing the decision. Notice of this extension must be provided in writing to the claimant prior to the expiration of the initial sixty-day period. In no event will the decision be rendered more than one hundred twenty (120) days after the initial request for review. Any decision by the Administrator will be furnished to the claimant in writing and will set forth the specific reasons for the decision and the specific provisions on which the decision is based. The claimant or a duly authorized representative shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

6.3 Employment Rights. The establishment of the Plan shall not be construed as conferring any rights upon any Executive with respect to continuation of employment, nor shall it be construed as limiting in any way the right of a Participating Employer to discharge any Executive.

6.4 Assignability. Except for naming the Beneficiary of any amounts payable or that may become payable hereunder upon the Participant’s death, no right to receive any payments hereunder shall be transferable or assignable by a Participant. Any other attempted assignment or alienation of payments hereunder shall be void and of no force or effect.

6.5 Administration. Except as otherwise provided herein, the Plan shall be administered by the Administrator, which shall have the authority to adopt rules and regulations for carrying out the Plan, and which shall interpret, construe and implement the provisions of the Plan.

6.6 Amendment and Termination. The Board of Directors reserves the right at any time to amend the Plan in whole or in part, retroactively or prospectively, for any reason and without the consent of any Participant or Beneficiary, provided that no such amendment may adversely affect the rights of a Participant or a Beneficiary with respect to amounts credited to the Participant’s Deferred Bonus Account prior to such amendment or alter the timing of distribution of any Participant’s Deferred Bonus Account. The Board of Directors reserves the right at any time to terminate this Plan. Upon termination of this Plan, all elections and designations with respect to the deferral of future Bonuses shall terminate as of the date specified by the Board of Directors, but not before the earliest time permitted under Section 409A of the Code, and the Deferred Bonus Account of each Participant shall be distributed at such time or times as it would have been distributed in the absence of termination, unless the Board of Directors, in its discretion, elects to distribute the Deferred Bonus Accounts of all Participants in some other manner but in no event prior to the earliest time permitted under Section 409A of the Code.

6.7 Controlling Law. This Plan shall be governed by the laws of the Commonwealth of Pennsylvania except as such laws are superseded by the Employee Retirement Income Security Act of 1974, as amended.

6.8 Number and Gender. Words used in the masculine shall be read and construed in the feminine where applicable. Wherever required, the singular of any word shall include the plural, and plural shall include the singular.

To record the adoption of this amendment and restatement of the Plan, Bryn Mawr Bank Corporation has caused its authorized officers to affix its corporate name and seal this 18th day of December, 2008.

(CORPORATE SEAL)		BRYN MAWR BANK CORPORATION

Attest:	/s/ Diane McDonald	By:	/s/ Robert J. Ricciardi
Secretary

EXHIBIT A

TO THE

DEFERRED BONUS PLAN FOR

EXECUTIVES OF BRYN MAWR BANK CORPORATION

(As Amended and Restated Effective January 1, 2008)

PERFORMANCE-BASED COMPENSATION

For purposes of the Plan, “Performance-Based Compensation” shall be defined in the manner described below, subject to such modifications as may be necessary to conform to the definition of such term in Section 409A of the Code.

(a) In General. Performance-Based Compensation means compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation may include payments based on performance criteria that are not approved by a compensation committee of the board of directors (or similar entity in the case of a non-corporate service recipient) or by the stockholders or members of the service recipient.

Performance-Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria is established. In addition, except as provided in paragraph (c) below, compensation is not Performance-Based Compensation merely because the amount of such compensation is determined by reference to the value of the service recipient or the stock of the service recipient.

Where a portion of an amount of compensation would qualify as Performance-Based Compensation if the portion were the sole amount available under the plan, that portion of the award will not fail to qualify as Performance-Based Compensation if that portion is designated separately or otherwise separately identifiable under the terms of the plan, and the amount of each portion is determined independently of the other.

Compensation may be Performance-Based Compensation where the amount will be paid regardless of satisfaction of the performance criteria due to the service provider’s death, disability, or a change in control event (as defined in Treas. Reg. Section 1.409A-3(i)(5)(i)), provided that a payment made under such circumstances without regard to the satisfaction of the performance criteria will not constitute Performance-Based Compensation. For purposes of this paragraph (a), a disability refers to any medically determinable physical or mental impairment resulting in the service provider’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

(b) Payments based upon subjective performance criteria. The term Performance-Based Compensation includes payments based upon subjective performance criteria, provided that -

(i) the subjective performance criteria are bona fide and relate to the performance of the participant service provider, a group of service providers that includes the participant service provider, or a business unit for which the participant service provider provides services (which may include the entire organization); and

(ii) the determination that any subjective performance criteria have been met is not made by the participant service provider or a family member of the participant service provider (as defined in Section 267(c)(4) of the Code applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the participant service provider or such a family member, and no amount of the compensation of the person making such determination is effectively controlled in whole or in part by the service provider or such a family member.

(c) Equity-based compensation. Compensation is Performance-Based Compensation if it is based solely on an increase in the value of the service recipient, or a share of stock in the service recipient, after the date of a grant or award. However, compensation payable for a service period that is equal to the value of a predetermined number of shares of stock, and is variable only to the extent that the value of such shares appreciates or depreciates, generally will not be Performance-Based Compensation. Notwithstanding the foregoing, the attainment of a prescribed value for the service recipient (or a portion thereof), or a share of stock in the service recipient, may be used as a pre-established organizational criterion for purposes of providing performance-based compensation, provided that the other requirements of paragraph (a) above are satisfied. In addition, an award of equity-based compensation may constitute Performance-Based Compensation if entitlement to the compensation is subject to a condition that would cause the award to otherwise qualify as Performance-Based Compensation, such as a performance-based vesting condition.